Exhibit d(2)

ABE L LINCOLN
XX-0123456

The Lincoln National Life Insurance Company
(A Stock Company)
Home Office: Fort Wayne, Indiana
Administrative Office: 1300 South Clinton Street, P.O. Box 2348, Fort Wayne, Indiana 46801-2348
Telephone: 1-888-868-2583

INDIVIDUAL FLEXIBLE PURCHASE PAYMENT DEFERRED VARIABLE ANNUITY CONTRACT

The Lincoln National Life Insurance Company (Company, Our, Us, We) agrees to provide the benefits and other rights described in this Contract in accordance with its terms. If You have any questions concerning this Contract, please contact Your financial professional or Our Administrative Office.

READ THIS CONTRACT CAREFULLY. This is a legal contract between You and Us. We want to be sure You understand the features and benefits contained in this Contract. IT IS THEREFORE IMPORTANT THAT YOU READ YOUR CONTRACT CAREFULLY. If You have any questions after reading this Contract, contact Your financial professional or Our Administrative Office.

RIGHT TO EXAMINE CONTRACT. You may cancel this Contract for any reason without penalty within 10 days after You receive it (30 days if this is a replacement Contract). Simply return it to Our Administrative Office or to the financial professional who sold it to You. Canceling this Contract will void it from the beginning and upon cancellation, We will refund the Contract Value as of the Valuation Date on which We receive the cancellation Request

All benefits and values provided by this Contract are based on the investment experience of a Separate Account. These benefits and values are variable and may increase or decrease and are not guaranteed as to a fixed dollar amount, unless otherwise specified.

NON-PARTICIPATING. This Contract is non-participating and will not share in Our surplus earnings.

State of Issue Department of Insurance: Indiana
Consumer Services Telephone Number: (317) 223-2385

Signed for The Lincoln National Life Insurance Company at Our Home Office.

Table of Contents
Page

CONTRACT SPECIFICATIONS                                                                                                                                                    3

DEFINITIONS                                                                                                                                                    4

PURCHASE PAYMENTS PROVISIONS                                                                                                                                                    6

CONTRACT VALUE PROVISIONS                                                                                                                                                    7

CONTRACT EXPENSES                                                                                                                                                    7

VARIABLE ACCOUNT PROVISIONS                                                                                                                                                    7

DOLLAR COST AVERAGING (DCA) FIXED ACCOUNT                                                                                                                                                    8

TRANSFERS                                                                                                                                                    9

WITHDRAWALS                                                                                                                                                    10

SURRENDERS                                                                                                                                                    10

DEATH BENEFITS PROVISIONS                                                                                                                                                    11

ANNUITY PAYMENT OPTIONS                                                                                                                                                    13

BENEFICIARY                                                                                                                                                    15

SUSPENSION OR DEFERRAL OF PAYMENTS                                                                                                                                                    16

GENERAL PROVISIONS                                                                                                                                                    16

DEFINITIONS

ACCUMULATION UNIT -- A unit of measure used in the calculation of the value of a Variable Subaccount prior to the Annuity Commencement Date.

ANNUITANT OR JOINT ANNUITANT -- The person or persons upon whose life or lives the annuity payments made after the Annuity Commencement Date will be based. The Annuitant(s) is shown on the Contract Specifications

Prior to the Annuity Commencement Date, the Owner may name only one Annuitant. If the Owner is a tax-exempt entity, the Owner may name one Annuitant or two Joint Annuitants. If the Owner is a natural person, the Owner has the right to change the Annuitant at any time by giving Us Notice of the change. If the Owner is a non-natural person, the Annuitant may not be changed. The new Annuitant must be under the Maximum Issue Age shown on the Contract Specifications as of the effective date of the change. Change of Annuitant may affect the Death Benefit as described in the DEATH BENEFITS provisions. A Contingent Annuitant may be named or changed upon Our receipt of the Notice.

On or After the Annuity Commencement Date, the Annuitant or Joint Annuitants may not be changed. Any Contingent Annuitant designation is no longer applicable and is terminated.

ANNUITY COMMENCEMENT DATE -- The Valuation Date on which the Contract Value is withdrawn for payment of annuity benefits under the Annuity Payment Option selected. The Annuity Commencement Date is selected by the Owner.

ANNUITY PAYMENT DATE -- The date on which the Owner is entitled to the first annuity payment. Subsequent annuity payments will be due on the same day of the month as the first annuity payment, at the applicable frequency.

ANNUITY UNIT -- A unit of measure used after the Annuity Commencement Date to calculate the amount of a Variable Annuity Payment.

BENEFICIARY -- The person or persons or entity designated by the Owner to receive the Death Benefit, if any. If the Beneficiary is designated as an Irrevocable Beneficiary, the Owner must receive written consent from the Beneficiary to exercise any right or option under this Contract.

CODE -- The Internal Revenue Code of 1986, as amended.

COMPANY, OUR, US, WE -- The Lincoln National Life Insurance Company.

CONTINGENT ANNUITANT -- Prior to the Annuity Commencement Date, the individual who will become the Annuitant upon the death of the Annuitant.

CONTRACT -- The agreement between the Owner and Us in which We provide an annuity as described herein and identified by the Contract Number shown on the Contract Specifications.

CONTRACT DATE ANNIVERSARY -- The anniversary of the Contract Date for each year this Contract remains in force. If in any calendar year such date is not a Valuation Date, any transactions that should have occurred on the Contract Date Anniversary will be processed by Us on the first Valuation Date following that Contract Date Anniversary.

CONTRACT DATE -- The date this Contract became effective. The Contract Date is shown on the Contract Specifications.

CONTRACT VALUE -- Prior to the Annuity Commencement Date, the dollar value as of any Valuation Period of all amounts in this Contract.

CONTRACT YEAR -- Each twelve-month period starting with the Contract Date shown on the Contract Specifications. Subsequent Contract Years begin on each Contract Date Anniversary thereafter.

DOLLAR COST AVERAGING (DCA) FIXED ACCOUNT -- A portion of this Contract established by Us to accept Purchase Payments or Transfers of Contract Value that may only be used for the Dollar Cost Averaging program. Funds in a DCA Fixed Account are invested in Our general account.

DEATH BENEFIT -- The amount payable upon death of an Owner or an Annuitant.

DOLLAR COST AVERAGING -- An option that allows the automatic Transfer of a portion of the Contract Value in periodic installments from a designated Dollar Cost Averaging Holding Account to one or more of the Variable Subaccounts available under this Contract. The periodic installments will occur during any Dollar Cost Averaging period We make available and selected by the Owner.

DOLLAR COST AVERAGING HOLDING ACCOUNT -- A designated holding account that may be a designated Variable Subaccount and/or a DCA Fixed Account, if offered.

DUE PROOF -- Information that We require to pay a Death Benefit. This information includes a certified copy of a death certificate, a certified copy of a decree of a court of competent jurisdiction as to the findings of death, or any other proof of death acceptable to Us.

EARLY TRADING DEADLINE – The cut-off time(s), prior to the end of the Valuation Date, by which certain Variable Subaccount(s) require Us to stop accepting Requests for allocation of new Purchase Payments, Transfers and Withdrawals of Contract Value or Notice to Surrender. A Request or Notice received after the Early Trading Deadline will be processed in accordance with the VARIABLE ACCOUNT PROVISIONS, TRANSFERS, WITHDRAWALS AND SURRENDERS sections of this Contract.

FIXED ANNUITY PAYMENTS -- Periodic payments made to the Owner or the Owner’s designee by Us on or after the Annuity Commencement Date which We guarantee as to the dollar amount. Fixed annuity payments are made out of the general account.

FUND -- Any of the underlying investment options available in the Variable Account.

GOOD ORDER -- The receipt by Us, at Our Administrative Office, of all information, documentation, instructions and/or Purchase Payment deemed necessary by Us, in Our sole discretion, to issue this Contract or execute any transaction pursuant to its terms. To be in good order, any Notice, Election or Request for a transaction subject to the Early Trading Deadline must be received by Us prior to the Early Trading Deadline.

IRREVOCABLE BENEFICIARY -- A Beneficiary whose interest cannot be changed without that person’s consent.

MATURITY DATE – The date on which annuity payments described in the ANNUITY PAYMENT OPTIONS provision are to commence. The Maturity Date is shown on the Contract Specifications and is based on the original Annuitant’s date of birth.

NET ASSET VALUE PER SHARE -- The market value of a Fund share calculated each day.

NOTICE, ELECTION OR REQUEST -- A notice, election or request to Us is any form of communication providing information, either in writing, or another manner acceptable to Us. Such communication must be received in Our Administrative Office in Good Order and must include all required information necessary to be processed by Us. To be effective for any Valuation Date, a notice, election or request must be received in Good Order prior to the end of that Valuation Date. Any notice from Us to You or any other person, is a communication either in writing, or another manner acceptable to Us, to such person at the most recent address shown in Our records.

A notice, election or request is not binding on any payment or action We make before receiving such communication at Our Administrative Office in Good Order.

OWNER -- The one person, two persons or entity who exercises rights of ownership under this Contract. If two persons are named as Owner, all references to Owner means joint Owner. The Owner(s) is shown on the Contract Specifications.

PURCHASE PAYMENTS -- Amounts paid into this Contract by the Owner.

QUALIFIED CONTRACT -- A contract that is used as a funding vehicle for a retirement plan qualified for special tax treatment under the Code that may include Sections 401, 403, 408, 408A and 457, as amended. All other contracts are considered non-Qualified contracts.

VALUATION DATE -- Close of the market of each day that the New York Stock Exchange is open for business. A Valuation Date generally ends at 4:00 pm Eastern Time but may close earlier on certain days and as conditions warrant. We process any instructions or transactions We receive after the close of any Valuation Date on the next Valuation Date.

VALUATION PERIOD -- The period commencing at the close of business on a particular Valuation Date and ending at the close of business on the next succeeding Valuation Date.

VARIABLE ACCOUNT -- The Separate Account created to hold and invest the variable assets allocated to the Variable Subaccount(s) made available by Us and selected by the Owner. The Variable Account for this Contract is shown on the Contract Specifications.

VARIABLE ANNUITY PAYMENTS -- Periodic payments made to the Owner or the Owner’s designee by Us on or after the Annuity Commencement Date which vary in amount with the investment experience of each applicable Variable Subaccount.

VARIABLE SUBACCOUNT -- That division within the Variable Account, the assets of which are invested in shares of a particular Fund. There is a separate Variable Subaccount for each particular Fund. You may allocate new Purchase Payments or Transfers of Contract Value to any available Variable Subaccount.

YOU, YOUR – The Owner and any Joint Owner.

PURCHASE PAYMENTS PROVISIONS

AMOUNT AND FREQUENCY. All Purchase Payments must be made to Us at Our Administrative Office or made payable to Us and delivered to one of Our financial professionals. The Initial Purchase Payment amount approved and added to this Contract on the Contract Date is shown on the Contract Specifications. Subsequent Purchase Payments will be approved and added to this Contract as of the Valuation Date the Purchase Payment and required information are received in Good Order.

We reserve the right to limit total Purchase Payments into this Contract to the Maximum Total Purchase Payments shown on the Contract Specifications. Maximum Total Purchase Payments includes Purchase Payments made to all Our variable annuity contracts, including variable annuity contracts with an affiliated company, for which the Owner, Joint Owner or Annuitant is a measuring life.

DOLLAR COST AVERAGING PROGRAM. Prior to the Annuity Commencement Date, You may enroll in a Dollar Cost Averaging program by instructing Us to automatically make periodic allocations, on a frequency permitted by Us, of all or part of a Purchase Payment or Transfers of Contract Value to an available DCA Fixed Account or any other Variable Subaccount made available for the purpose of Dollar Cost Averaging. Your enrollment in a Dollar Cost Averaging program will begin once We have received, in Good Order, all necessary information on a form provided by Us and the minimum required amount.

Any amount allocated will be transferred from a DCA Fixed Account or the Variable Subaccount used for Dollar Cost Averaging to the designated Variable Subaccount in regular installments over a period You chose. Transfers will occur at the same interval until the end of the chosen period or, if sooner, until the value in the Variable Subaccount used for Dollar Cost Averaging has been exhausted or You give Notice to Us to discontinue Your enrollment in the Dollar Cost Averaging program.

ADDITIONAL PURCHASE PAYMENTS RESTRICTION. Subsequent Purchase Payments may be made to this Contract until the earliest of the following to occur:
a.	the Annuity Commencement Date;
b.
the date any Owner, Annuitant or measuring life used to determine the benefits under this Contract is the same age or older than the age shown on the Contract Specifications under Subsequent Purchase Payments Age Limit;

c.	if there is a single Owner, the date of the death of the Owner;
d.
if there are two Owners, the date of the death of the first Owner to die. We will not resume accepting subsequent Purchase Payments if the surviving Owner is under the age shown on the Contract Specifications under Subsequent Purchase Payments Age Limit and the first Owner to die had attained such age.

If the Owner is a corporation or other non-individual (non-natural person), the death of the Annuitant will be treated as the death of the Owner.

CONTRACT VALUE PROVISIONS

CONTRACT VALUE. The Contract Value, on a given Valuation Date at any time prior to the Annuity Commencement Date, is equal to the values of the Variable Subaccount(s) and any DCA Fixed Account, if offered.

The Contract Value in a Variable Subaccount(s) on a given Valuation Date is determined by multiplying the number of Accumulation Units allocated to the Variable Subaccount by the Accumulation Unit Value. Withdrawals or deductions for other charges, fees and premium tax will result in the cancellation of Accumulation Units in a Variable Subaccount.

CONTRACT EXPENSES

ACCOUNT FEE. If an Account Fee is applicable, it will be deducted from the Contract Value as shown on the Contract Specifications.

PREMIUM TAX. State and local government premium tax, if applicable, will be deducted from Purchase Payments or Contract Value when incurred by Us or at another time of Our choosing.

PRODUCT CHARGE. We will deduct a Product Charge daily from each Variable Subaccount prior to or on and after the Annuity Commencement Date as shown on the Contract Specifications.

VARIABLE ACCOUNT PROVISIONS

VARIABLE ACCOUNT. The benefits under this Contract are provided through the Variable Account, designated on the Contract Specifications, which is established as a separate account under Indiana insurance law and registered with the Securities and Exchange Commission as a unit investment trust under the Investment Company Act of 1940, as amended. We own the assets in the Variable Account.

The Variable Account will not be charged with the liabilities arising out of any other business We may conduct. The income, gains and losses, both realized and unrealized, from the assets of the Variable Account shall be credited to or charged against the Variable Account without regard to Our other income, gains or losses.

The value of the Variable Account, at any time prior to the Annuity Commencement Date, is equal to the sum of the values allocated to the Variable Subaccounts. We reserve the right to eliminate the shares of any Fund and substitute the securities of a different Fund or investment company or mutual fund. Such elimination and substitution may occur if the shares of a Fund are no longer available for investment or, if in Our judgment, further investment in any Fund should become inappropriate in view of the purposes of this Contract.

We may close any Variable Subaccount to new Purchase Payments, Transfers of Contract Value or both. We may add new Variable Subaccounts in which the assets of the Variable Account may be invested. We will give You Notice of the elimination and substitution of any Fund as required by law.

ALLOCATION OF PURCHASE PAYMENTS TO A VARIABLE SUBACCOUNT. You may allocate Purchase Payments to any of the available Variable Subaccounts in accordance with the restrictions shown on the Contract Specifications. You must give Us Notice if allocations of Purchase Payments are to be made to a Variable Subaccount not previously selected.

Purchase Payments allocated to each Variable Subaccount will be invested at Net Asset Value Per Share of the Fund(s) pursuant to Your instructions on file with Us for this Contract. Following Our approval of a Purchase Payment, We will use each Purchase Payment to buy Accumulation Units in the Variable Subaccount(s) You select.

Certain Variable Subaccount(s) require Us to stop accepting allocation Requests by an Early Trading Deadline. Any allocation of Purchase Payments made to such Variable Subaccount(s), received in Good Order at or prior to the Early Trading Deadline, will be processed at the Accumulation Unit value determined at the end of the current Valuation Period the Request is received. Allocations of Purchase Payments made to these Variable Subaccount(s) received after the Early Trading Deadline, will be processed at the Accumulation Unit value next determined at the end of the following Valuation Period the Request is received.

VALUATION OF A VARIABLE SUBACCOUNT. The value of a Variable Subaccount, at any time prior to the Annuity Commencement Date, is equal to the Accumulation Units credited to a Variable Subaccount multiplied by the value of the Accumulation Unit for the respective Variable Subaccount.

Accumulation Units are used to value all amounts allocated to or withdrawn from a Variable Subaccount as a result of Purchase Payments, Transfers, Withdrawals, or fees and charges. Accumulation Units for each Variable Subaccount are valued separately. The value of an Accumulation Unit may increase or decrease from Valuation Period to Valuation Period.

The number of Accumulation Units is determined by dividing the amount allocated to or withdrawn from a Variable Subaccount by the dollar value of one Accumulation Unit of the Variable Subaccount as of the Valuation Date the transaction becomes effective. The number of Accumulation Units held for an Owner in a Variable Subaccount will not be changed by any change in the dollar value of Accumulation Units in the Variable Subaccount.

The value of an Accumulation Unit was arbitrarily established at the inception of the Variable Subaccount. The Accumulation Unit value for a Variable Subaccount for any later Valuation Period is determined (A minus B) divided by C as follows:
A
is the total value of Fund shares held in the Variable Subaccount calculated by multiplying the number of Fund shares held in the Variable Subaccount at the beginning of the Valuation Period by the Net Asset Value Per Share of the Fund at the end of the Valuation Period, and adding any dividend or other distribution of the Fund if an ex-dividend date occurs during the Valuation Period;

B
is the liabilities of the Variable Subaccount at the end of the Valuation Period. Such liabilities include daily charges imposed on the Variable Subaccount and may include a charge or credit with respect to any taxes paid or reserved for by Us that We determine is a result of the operation of the Variable Account;

C	is the outstanding number of Accumulation Units in the Variable Subaccount at the beginning of the Valuation Period.

The Accumulation Unit value may increase or decrease the dollar value of benefits under this Contract.

CHANGE IN OPERATION. We reserve the right to transfer assets of the Variable Account to another separate account, and to modify the structure or operation of the Variable Account, subject to obtaining any necessary regulatory approvals. We guarantee that such modification will not affect the Contract Value. We will at all times maintain in the Separate Account(s) assets with a value at least equal to the amount accumulated in accordance with the applicable agreements with respect to such separate account and the reserves for annuities in the course of payment that vary with investment experience of such separate account.

DOLLAR COST AVERAGING (DCA) FIXED ACCOUNT

ALLOCATION OF PURCHASE PAYMENTS INTO A DCA FIXED ACCOUNT. We reserve the right to offer a DCA Fixed Account at any time prior to the Annuity Commencement Date. If We offer a DCA Fixed Account under this Contract, prior to the Annuity Commencement Date, any portion or all of a Purchase Payment or Transfers of Contract Value may be allocated to the DCA Fixed Account. A DCA Fixed Account will only be available under a Dollar Cost Averaging program.

We reserve the right to discontinue accepting allocations of Purchase Payments or Transfers of Contract Value to a DCA Fixed Account at any time.

You may allocate or Transfer amounts to a DCA Fixed Account, if available, subject to the following limitations:
a.	if We are accepting Purchase Payments or Transfers of Contract Value to a DCA Fixed Account;
b.	the minimum amount that may be allocated to a DCA Fixed Account is shown on the Contract Specifications;
c.	if You allocate Purchase Payment or Transfer of Contract Value to a DCA Fixed Account and that DCA Fixed Account not previously selected, You must first provide Us with Notice of allocation.

Any Purchase Payment allocated or Contract Value transferred will be automatically transferred from a DCA Fixed Account to the designated Variable Subaccount(s) available in this Contract in regular installments over a period You choose. Transfers will occur at the same interval until the end of the chosen period or, if sooner, until the value in a DCA Fixed Account has been exhausted or You discontinue enrollment in the Dollar Cost Averaging program.

Transfers from the DCA Fixed Account to a Variable Subaccount, if received in Good Order, will be processed at the Accumulation Unit values of the Variable Subaccount as of the Valuation Period the Transfer is executed. Dollar Cost Averaging results in the purchase of more Accumulation Units when the value of the Accumulation Unit is low, and fewer Accumulation Units when the value of the Accumulation Unit is high. There is no guarantee that a Dollar Cost Averaging program will result in higher Contract Values.

CREDITING OF INTEREST ON A DCA FIXED ACCOUNT. We guarantee that at the end of each Valuation Period an effective annual interest rate, adjusted for the number of days in the Valuation Period, will be credited to the portion of Contract Value, if any, in a DCA Fixed Account at that time. If We offer a DCA Fixed Account under this Contract, We guarantee an effective annual Minimum Guaranteed Interest Rate during all years. The Minimum Guaranteed Interest Rate will be shown on the Contract Specifications. We may credit interest at effective annual rates in excess of the Minimum Guaranteed Interest Rate at any time.

We will credit interest to the portion of Contract Value, if any, in a DCA Fixed Account until the earlier of:
a.	the Annuity Commencement Date; or
b.	on termination of this Contract upon payment of any Death Benefit; or
c.	the Surrender of this Contract.

TRANSFERS

TRANSFERS BEFORE THE ANNUITY COMMENCEMENT DATE. You may direct a Transfer of a portion of the Contract Value from any available Variable Subaccount to another Variable Subaccount or from a DCA Fixed Account by providing Notice to Transfer to Us, prior to the earlier of:
a.	the Annuity Commencement Date; or
b.	termination of this Contract upon payment of any Death Benefit; or
c.	Surrender of this Contract.

Upon receipt of Notice to Transfer, We will process the transaction within the time period required by the Securities and Exchange Commission, unless the SUSPENSION OR DEFERRAL OF PAYMENTS provision is in effect.

Transfers from any Variable Subaccount, if received in Good Order, will be processed at the Accumulation Unit values as of the Valuation Period the Transfer is executed.

Requests for a Transfer from any Variable Subaccount that is not subject to an Early Trading Deadline, if received in Good Order, will always be executed at the end of the current Valuation Period the Request is received. If Your Request directs Us to Transfer a portion or all of the Contract Value from a Variable Subaccount that is subject to an Early Trading Deadline and the Request is received in Good Order at or prior to the deadline, the Transfer will be executed at the end of the current Valuation Period the Request is received. However, if such Request is received after the Early Trading Deadline, the Transfer will be executed at the end of the following Valuation Period the Request is received.

If You discontinue enrollment in a Dollar Cost Averaging program prior to the end of the selected Dollar Cost Averaging period, any remaining portion of the Contract Value held in a designated Dollar Cost Averaging Holding Account within a DCA Fixed Account will be transferred automatically to the Variable Subaccount(s) the Owner selected under the Dollar Cost Averaging program.

In addition to the Transfer Requirements shown on the Contract Specifications, to protect contract owners and the Funds from potentially harmful trading activity, We may impose the restrictions described below on any Transfer to prevent excessive Transfers that may be disruptive to other contract owners. In addition, managers of the Funds may restrict or prohibit further Transfers by specific contract owners who violate the excessive trading policies established by the Fund. Excessive Transfers are frequent or disruptive transactions as to a number and/or dollar amount.

As such, We reserve the right to take one or more of the following actions:
a.	refuse a Transfer Request;
b.	require Transfer Requests be made only by original signature sent to Us by U.S. mail, first-class delivery;
c.	impose restrictions on dollar amounts or percentage of Contract Value on any Transfer.

TRANSFERS AFTER THE ANNUITY COMMENCEMENT DATE. After the Annuity Commencement Date, if any portion of the annuity payment is a Variable Annuity Payment, You may direct a Transfer of assets from one Variable Subaccount to another Variable Subaccount or to a Fixed Annuity Payment by providing Notice to Transfer. Such Transfers will be limited to three times per Contract Year. Assets may not be transferred from a Fixed Annuity Payment to a Variable Annuity Payment.

A Transfer from one Variable Subaccount to another Variable Subaccount will result in the purchase of Annuity Units in one Variable Subaccount and the redemption of Annuity Units in the other Variable Subaccount. Such a Transfer will be processed at the relative Annuity Unit values as of the Valuation Date the Notice to Transfer is executed. The valuation of Annuity Units is described in the ANNUITY PAYMENT OPTIONS provision. A Transfer from a Variable Subaccount to a Fixed Annuity Payment will result in the redemption of Annuity Units in that Variable Subaccount and the purchase of a minimum Fixed Annuity Payment based on the applicable factor shown on the Payment Option table on the Contract Specifications.

WITHDRAWALS

WITHDRAWALS. You may withdraw a portion of the Contract Value at any time by providing Notice to Us, prior to the earlier of:
a.	the Annuity Commencement Date; or
b.	termination of this Contract upon payment of any Death Benefit; or
c.	Surrender of this Contract.

Withdrawals from any available Variable Subaccount will be processed at the Accumulation Unit values as of the Valuation Period the Request for Withdrawal is executed.

Requests for a Withdrawal from any Variable Subaccount that is not subject to an Early Trading Deadline, if received in Good Order, will always be executed at the end of the current Valuation Period the Request is received. If Your Request directs Us to Withdraw a portion or all of the Contract Value from a Variable Subaccount that is subject to an Early Trading Deadline and the Request is received in Good Order at or prior to the deadline, the Withdrawal of that Contract Value will be executed at the end of the current Valuation Period the Request is received. However, if such Request is received after the Early Trading Deadline, the Withdrawal of that Contract Value will be executed at the end of the following Valuation Period the Request is received.

The Withdrawal from any Variable Subaccount(s) not subject to an Early Trading Deadline, will be deducted from each Variable Subaccount on a pro-rata basis. If there is Contract Value in Variable Subaccount(s) that are subject to an Early Trading Deadline, the Withdrawal will be deducted first from each Variable Subaccount that is not subject to an Early Trading Deadline on a pro-rata basis and then from each Variable Subaccount that is subject to an Early Trading Deadline on a pro-rata basis, unless the Request includes instructions for the specific Variable Subaccount from which the Withdrawal will be made.

Upon Our receipt of Your Request of Withdrawal, We will pay the amount of any Withdrawal within the time period as required by the Securities and Exchange Commission unless the SUSPENSION OR DEFERRAL OF PAYMENTS provision is in effect.

Withdrawals will be subject to the Withdrawal Requirements shown on the Contract Specifications.

SURRENDERS

You may surrender this Contract for its Surrender Value at any time by providing Notice, prior to the earlier of:
a.	the Annuity Commencement Date; or
b.	termination of this Contract upon payment of any Death Benefit.

This Contract will terminate upon Surrender. The Surrender will be processed at the Accumulation Unit values as of the Valuation Period the Notice for Surrender is executed. The Surrender of any portion of the Contract Value invested in Variable Subaccount(s) that are not subject to an Early Trading Deadline will always be executed at the end of the current Valuation Period that the Notice is received in Good Order. The Surrender of any portion of the Contract Value invested in Variable Subaccount(s) that are subject to an Early Trading Deadline will be executed at the end of the current Valuation Period the Notice is received, if it is received in Good Order at or prior to that deadline. However, if We receive such Notice after the Early Trading Deadline, the Surrender of that Contract Value will be executed at the end of the following Valuation Period it is received.

SURRENDER VALUE. The Surrender Value on the Valuation Date of Surrender will be the sum of A and B, where:

A	is the portion of the Contract Value in a DCA Fixed Account, if any; and

B	is the portion of the Contract Value in the Variable Subaccount(s).

We reserve the right to Surrender this Contract if any Withdrawal reduces the total Contract Value to an amount less than the minimum nonforfeiture amount required by the NAIC Variable Annuity Regulation, Section 7, Model 250. By payment of the Contract Value, We shall be relieved of any further obligation under this Contract.

In no event will the amount payable on a Surrender be less than the minimum nonforfeiture amount required by the NAIC Variable Annuity Regulation, Section 7, Model 250.

Upon receipt of Notice to Surrender, We will pay the amount of any Surrender within the time period required by the Securities and Exchange Commission, unless the SUSPENSION OR DEFERRAL OF PAYMENTS provision is in effect.

DEATH BENEFITS PROVISIONS

ADDITIONAL TAX INFORMATION. Notwithstanding any provision of this Contract to the contrary, the payment of Death Benefits provided under this Contract will be paid in accordance with Code Section 72(s) as applicable, as amended. For purposes of applying the rules of Code Section 72(s)(6) If the Owner is a non-natural person, We will apply the Annuitant death rules set forth in these DEATH BENEFITS PROVISIONS.

These distribution rules do not apply to an annuity provided under a plan described in Code Section 401(a), 403(a), 403(b), 408 or 408A or to an annuity that is a qualified funding asset as defined in Code Section 130(d).

If this Contract is issued other than as a non-Qualified contract (including an Individual Retirement Annuity), distribution provisions of the qualified retirement plan endorsement attached to this Contract may amend and replace certain provisions of this Contract.

DEATH BEFORE THE ANNUITY COMMENCEMENT DATE. If there is a single Owner, then upon the death of the Owner before the Annuity Commencement Date, We will pay a Death Benefit to the designated Beneficiary(s). If the designated Beneficiary of the Death Benefit is the surviving spouse of the deceased Owner, the spouse may Request to continue this Contract as the new Owner. Upon the death of the spouse who continued this Contract as the new Owner, We will pay a Death Benefit to the designated Beneficiary(s). If there are no designated Beneficiaries, We will pay a Death Benefit to the Owner’s estate.

If there are two Owners, upon the death of the first Owner before the Annuity Commencement Date, We will pay a Death Benefit to the surviving Owner. If the surviving Owner is the spouse of the deceased Owner, then the spouse may Request to continue this Contract as sole Owner. Upon the death of the Owner who continued this Contract, We will pay a Death Benefit to the designated Beneficiary(s). If there are no designated Beneficiaries, We will pay a Death Benefit to the Owner’s estate.

If the Annuitant is also an Owner, then the Death Benefit paid upon the death of the Annuitant will be subject to the Contract provisions regarding death of an Owner. If the surviving spouse of the deceased Annuitant assumes this Contract, the Contingent Annuitant, if any, will become the Annuitant. If there is no named Contingent Annuitant, the surviving spouse will become the Annuitant.

If an Annuitant who is not an Owner dies, then the Contingent Annuitant, if named, becomes the Annuitant and no Death Benefit is payable on the death of the Annuitant.

If an Annuitant who is not an Owner dies and no Contingent Annuitant is named, the youngest Owner immediately becomes the Annuitant and this Contract continues. In lieu of continuing this Contract, the Owner may Request to receive a Death Benefit (in equal shares, if there is more than one Owner). Election to receive the Death Benefit must be received by Us within 75 days of the death of the Annuitant. This Contract will terminate when any Death Benefit is paid due to the death of the Annuitant.

If the Owner is a corporation or other non-individual (non-natural person), the death of the Annuitant will be treated as the death of the Owner.

The Death Benefit will be paid upon approval by Us and after We are in receipt of:
a.	Due Proof of death; and
b.	all claim forms fully completed.

All Death Benefit payments will be subject to the laws and regulations governing death benefits.

DETERMINATION OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE. If the Death Benefit Option is the Contract Value Death Benefit, the amount of the Death Benefit is equal to the Contract Value on the Valuation Date the Death Benefit is approved by Our Administrative Office for payment.

If the Death Benefit Option is an option other than the Contract Value Death Benefit, the Death Benefit payable is determined as described in a Death Benefit Rider attached to this Contract.

Upon the death of an Owner or Annuitant, if a surviving spouse continues this Contract, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which We approve the death claim for payment will be credited into this Contract. Any excess will only be credited one time for each contract.

If the Owner is a corporation or other non-individual (non-natural person) and there are Joint Annuitants, upon the death of the first Joint Annuitant to die, if this Contract is continued, the excess, if any, of the Death Benefit over the current Contract Value as of the date on which We approve the death claim for payment will be credited into this Contract. Any excess will only be credited one time for each contract.

PAYMENT OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE. The Death Benefit payable on the death of the Owner, or after the death of the first Owner, or upon the death of the spouse who continues this Contract, will be distributed to the designated Beneficiary(s) as follows:
a.	the Death Benefit must be completely distributed within five years of the Owner’s date of death; or
b.
an Election may be made within the one-year period after the Owner’s date of death for the designated Beneficiary, to receive the Death Benefit in substantially equal installments over the life of such designated Beneficiary or over a period not extending beyond the life expectancy of such designated Beneficiary; provided that such distributions begin no later than one year after the Owner’s date of death. If no Election is made, the Death Benefit will be distributed in a lump sum.

Election to pay the Death Benefit upon the death of the Annuitant who is not an Owner, must be chosen by the Owner within 75 days of the death of the Annuitant, and will be distributed to the Owner in either form of a lump sum or under an Annuity Payment Option. An Annuity Payment Option must be chosen within 60 days after We approve the death claim. If such Election to receive the Death Benefit is not made, this Contract will continue as described in the DEATH BEFORE THE ANNUITY COMMENCEMENT DATE provision above.

If a lump sum settlement is chosen, the proceeds will be paid within the time period required by the Securities and Exchange Commission following Our approval of the death claim, unless the SUSPENSION OR DEFERRAL OF PAYMENTS provision is in effect.

The Death Benefit in effect will terminate on the Annuity Commencement Date.

DEATH ON OR AFTER THE ANNUITY COMMENCEMENT DATE. Upon receipt of Due Proof of death of the Annuitant, any remaining annuity benefits payable will continue to be distributed under the Annuity Payment Option then in effect.

Upon the death of the Owner, any remaining annuity payments will be made at least as rapidly as the Annuity Payment Option then in effect. Upon the death of the Owner, the rights of Ownership granted by this Contract will pass to the surviving Owner, if any, otherwise to the Beneficiary. If there is no named Beneficiary at the time of a sole Owner's death, then the rights of Ownership will pass to the Annuitant, if still living; otherwise to the Joint Annuitant, if applicable. If no named Beneficiary, Annuitant or Joint Annuitant survives the Owner, any remaining payments payable will continue to the Owner's estate.

INTEREST ON DEATH PROCEEDS. This Contract will remain in force until Due Proof of Death is received by Us. Interest shall accrue and will be paid from the date of Our receipt of Due Proof of Death to the date the Death Benefit is paid at the rate or rates applicable for funds left on deposit with Us. If the Death Benefit is not paid by Us within 31 calendar days from the latest of a., b. and c. below, We will pay additional interest at a rate of 10% annually beginning on the 31st calendar day from the latest of a., b. and c. to the date the death claim is paid, where:
a.	Is the date that Due Proof of Death is received by Us;
b.	Is the date We receive sufficient information to determine Our liability, the extent of the liability, and the appropriate payee legally entitled to the proceeds; and
c.
Is the date that legal impediments to payment of proceeds that depend on the action of parties other than Us are resolved and sufficient evidence of the same is provided to Us. Legal impediments to payment include but are not limited to (1) the establishment of guardianships and conservatorships; (2) the appointment and qualification of trustees, executors and administrators; and (3) the submission of information required to satisfy any state and federal reporting requirements.

ANNUITY PAYMENT OPTIONS

ANNUITY PAYMENTS. Annuity Payments will commence on the Annuity Payment Date. Payments are made under the Annuity Payment Option selected.

An Election to receive payments under an Annuity Payment Option must be made by the Maturity Date shown on the Contract Specifications. However, You may Request to receive payments under an Annuity Payment Option any time after the first Contract Date Anniversary but prior to the Maturity Date upon Notice to Us.

At the time an Annuity Payment Option is selected under the provisions of this Contract, You may Request to have the Contract Value applied to provide a Variable Annuity Payment, a Fixed Annuity Payment, or a combination Fixed and Variable Annuity Payment. If no Election is made, the Contract Value will be used to provide a Variable Annuity Payment.

ELECTION OF ANNUITY PAYMENT OPTION BY OWNER. Prior to the Annuity Commencement Date, You may choose or change any Annuity Payment Option to an Annuity Payment Option We have available at the time of Election. In addition, You may select an Annuity Payment Option that meets the requirements of Code Section 72(s) (or Code Section 401(a)(9) for Qualified contracts) for payment of the Death Benefit to a Beneficiary as set forth in the PAYMENT OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE provision. Election of a distribution method must be made and received by Us. The Notice will take effect on the date the Notice is signed, subject to any payments made or action taken or allowed by Us before the Notice is received by Us.

You may change or revoke any such Election by providing Notice to Our Administrative Office, unless such Election was made irrevocable.

ELECTION OF ANNUITY PAYMENT OPTION BY BENEFICIARY. If You have not previously chosen an Annuity Payment as the distribution option for the payment of the Death Benefit to a Beneficiary, then at the time proceeds are payable to a Beneficiary, a Beneficiary may choose any Annuity Payment Option that meets the requirements of Code Section 72(s) (or Code Section 401(a)(9) for Qualified contracts) for payment of the Death Benefit to a Beneficiary as set forth in the PAYMENT OF DEATH BENEFIT AMOUNTS BEFORE THE ANNUITY COMMENCEMENT DATE provision. The Beneficiary then becomes the Annuitant.

A Notice to Us is required to choose an Annuity Payment Option.

Annuity Payment Options available under this Contract are:
a.	LIFE ANNUITY. Fixed and/or Variable Annuity Payments will be made for the lifetime of the Annuitant and will cease with the last payment due prior to the death of the Annuitant.
b.
LIFE ANNUITY WITH PERIOD CERTAIN. Fixed and/or Variable Annuity Payments will be made for the greater of the lifetime of the Annuitant and a specified period You select. If the Annuitant dies prior to the end of this specified period, the Beneficiary will receive the remaining guaranteed payments at least as rapidly as under the method of distribution being used as of the date of the Annuitant's death. The guaranteed payments will automatically cease as of the end of the specified period.

c.	UNIT REFUND LIFE ANNUITY. Variable Annuity Payments will be made for the lifetime of the Annuitant with the guarantee that upon death, if:
1.
the number of Annuity Units initially purchased (determined by dividing the total dollar amount applied to purchase this option by the Annuity Unit value on the Annuity Commencement Date) is greater than;

2.	the number of Annuity Units paid as part of each Variable Annuity Payment multiplied by the number of annuity payments paid prior to death;
then a refund payment equal to the value of the number of Annuity Units determined by (1) minus (2) will be made. The refund payment value will be determined using the Annuity Unit value on the Valuation Date on which the refund payment is approved by Us, after We are in receipt of Due Proof of death and all claim forms fully completed.
d.	CASH REFUND LIFE ANNUITY. Fixed Annuity Payments will be made for the lifetime of the Annuitant with the guarantee that upon death, if:
1.	the total dollar amount applied to purchase this option is greater than;
2.	the Fixed Annuity Payment multiplied by the number of annuity benefit payments paid prior to death;
then a refund payment equal to the dollar amount of (1) minus (2) will be made.  The refund payment will be paid upon Our approval, after We are in receipt of Due Proof of death and all claim forms fully completed.
e.
JOINT LIFE ANNUITY. Fixed and/or Variable Annuity Payments will be made during the joint life of the Annuitant and a Joint Annuitant. We will pay equal benefit payments while either of the Annuitants is living. Upon the death of either Annuitant, We will continue the annuity payments for the life of the surviving Annuitant. Benefit payments will automatically cease upon the death of the last Annuitant.

f.
JOINT LIFE ANNUITY WITH PERIOD CERTAIN. Fixed and/or Variable Annuity Payments will be made during the joint life of the Annuitant and a Joint Annuitant. We will pay equal benefit payments for a specified period You select. If an Annuitant is living at the end of the specified period, We will continue the annuity payments while an Annuitant is living. Benefit payments will automatically cease upon the death of the last Annuitant.

g.
JOINT LIFE AND REDUCED SURVIVOR ANNUITY / JOINT LIFE AND REDUCED SURVIVOR ANNUITY WITH CERTAIN PERIOD. Fixed and/or Variable Annuity Payments will be made during the joint life of the Annuitant and a Joint Annuitant. Payments will be made for joint life with no specified period, or joint life and a specified period You select. Upon the death of either Annuitant, the annuity payment due will be the percentage You select of the amount of each annuity payment while both Annuitants were alive will continue for the life of the surviving Annuitant. Payments will be made for joint life with no specified period, or joint life during the specified period You selected.

We reserve the right to discontinue offering some of these Annuity Payment Options in the future.

DETERMINATION OF THE AMOUNT OF THE FIRST ANNUITY PAYMENT. The amount of annuity payment will depend on the age of the Annuitant as of the Annuity Commencement Date.

The first annuity payment amount depends on the Annuity Payment Option, payment frequency, and whether the Owner selects a Variable Annuity Payment and/or a Fixed Annuity Payment. A choice may be made to receive annuity payments on a monthly, quarterly, semi-annual or annual basis.

Variable Annuity Payment. The minimum payment amounts and the age adjustments which will be used to determine the first monthly payment for a Variable Annuity Payment based on an assumed interest rate We offer are shown on the Contract Specifications under the PAYMENT OPTION TABLES. The Payment Option Table show the dollar amount of the first monthly payment which can be purchased with each $1,000 of Contract Value, after deduction of any applicable premium taxes. The Owner must select one of the assumed interest rates We offer for the Variable Annuity Payment prior to the Annuity Commencement Date. The assumed interest rate may not be changed after the Annuity Commencement Date.

Fixed Annuity Payment. The minimum payment amounts and the age adjustments that will be used to determine the monthly payments for a Fixed Annuity Payment are shown on the Contract Specifications under the PAYMENT OPTION TABLES. The Payment Option Tables show the dollar amount of the guaranteed monthly payments which can be purchased with each $1,000 of Contract Value, after deduction of any applicable premium taxes.

Determination of the first Annuity Payment Date is shown on the Contract Specifications under Annuity Payment Requirements.

DETERMINATION OF THE AMOUNT OF VARIABLE ANNUITY PAYMENTS AFTER THE FIRST PAYMENT. The first Variable Annuity Payment is sub-divided into components, each of which represents the product of A and B, where:
A	is the percentage chosen by the Owner of a specific Variable Subaccount, the performance of which will determine future Variable Annuity Payments; and
B	is the entire first Variable Annuity Payment.

Each Variable Annuity Payment after the first payment attributable to a specific Variable Subaccount will be determined by multiplying the Annuity Unit value for the Variable Subaccount for the Valuation Date no more than 14 days before each payment is due by a constant number of Annuity Units. This constant number of each specific Variable Subaccount is determined by dividing the component of the first payment attributable to such Variable Subaccount as described above by the Annuity Unit value for that Variable Subaccount on the Annuity Commencement Date. The total Variable Annuity Payment will be the sum of the payments attributable to each Variable Subaccount. In the absence of Transfers between Variable Subaccounts, the number of Annuity Units attributable to each Variable Subaccount remains constant, although the Annuity Unit values will vary with the investment performance of the Funds. The Annuity Unit value may increase or decrease the dollar value of benefits under this Contract.

The Annuity Unit value for any Valuation Period for any Variable Subaccount is determined by multiplying the Annuity Unit value for the immediately preceding Valuation Period by the product of A and B, where:
A	is the daily factor raised to a power equal to the number of days in the current Valuation Period; and
B
is the Accumulation Unit value of the same Variable Subaccount for this Valuation Period divided by the Accumulation Unit value of the same Variable Subaccount for the immediately preceding Valuation Period.

The valuation of all assets in the Variable Subaccount will be determined in accordance with the provisions of applicable laws, rules, and regulations. The method of Our determination of the value of an Accumulation Unit and of any Annuity Unit will be conclusive upon the Owner, Annuitant and any Beneficiary.

We guarantee that the dollar amount of each payment after the first will not decrease if the net annual investment return from the Variable Account, after all fees and charges have been paid, is greater than or equal to the Assumed Investment Return used in the Variable Annuity Payment calculation The Assumed Investment Return is selected by the Owner and is shown on the Contract Specifications.

MINIMUM ANNUITY PAYMENT REQUIREMENTS. We reserve the right to reduce the frequency of payments to an interval which will result in each payment exceeding the Minimum Annuity Payment Amount shown on the Contract Specifications. We will pay the Contract Value in a lump sum if the frequency interval is annual and the resulting annuity payment is less than the Minimum Annuity Payment amount shown on the Contract Specifications or the Contract Value is less than the Minimum Contract Value shown on the Contract Specifications.

CHANGE IN ANNUITY PAYMENT OPTION. The Annuity Payment Option may not be changed after the Annuity Commencement Date.

BENEFICIARY

DESIGNATION OF BENEFICIARY. The Owner may designate a primary Beneficiary and a contingent Beneficiary; one or more may be in each category. Except as described below, any Death Benefit proceeds will be paid to surviving primary Beneficiaries If no primary Beneficiary survives, payment will be made to the contingent Beneficiaries.

Prior to the Annuity Commencement Date, if there is a single Owner, the designated Beneficiary will receive the Death Benefit proceeds upon the death of the Owner unless the Beneficiary as the surviving spouse may Request to continue this Contract.

Prior to the Annuity Commencement Date, if there are two Owners, upon the death of the first Owner, the surviving Owner will receive the Death Benefit proceeds. The surviving Owner will be treated as the primary designated Beneficiary. Any other Beneficiary designation on record at the time of death will be treated as a contingent Beneficiary.

Prior to the Annuity Commencement Date, if the surviving spouse of a deceased Owner continues this Contract as the sole Owner, then the designated Beneficiaries move up, in the order of their original designation, to replace the spouse as original Beneficiary, unless the Beneficiary designation is subsequently changed by the surviving spouse as the new Owner.

Prior to the Annuity Commencement Date, if the Annuitant dies and a Death Benefit is paid, the Owner will be treated as the primary designated Beneficiary. Any other primary Beneficiary on record at the time of death will be treated as a contingent Beneficiary.

Unless otherwise stated in the Beneficiary designation, multiple Beneficiaries of the same class are presumed to share equally.

CHANGE OF BENEFICIARY. The Owner may change any Beneficiary, unless the Beneficiary is designated as an Irrevocable Beneficiary in the previous designation, by providing a Notice to change beneficiary. A change of Beneficiary will revoke any previous designation and will take effect as of the date the Notice was signed, unless otherwise specified by the Owner, subject to any payment made or action taken or allowed before the change of Beneficiary is received by Us.

DEATH OF BENEFICIARY. Unless otherwise provided in the Beneficiary designation, if any Beneficiary dies before the Owner, that Beneficiary's interest will go to any other primary Beneficiaries named, according to their respective interests. If there are no primary Beneficiaries, the Beneficiaries’ interest will pass to a contingent Beneficiary, if any. Prior to the Annuity Commencement Date, if no Beneficiary or contingent Beneficiary survives the Owner, the Death Benefit will be paid to the Owner's estate.

Unless otherwise provided in the Beneficiary designation, once a Beneficiary is receiving Death Benefits or annuity payments under an Annuity Payment Option, the Beneficiary may name a Beneficiary to receive any remaining benefits due under this Contract, should the original Beneficiary die prior to receipt of all benefits. If no Beneficiary is named or the named Beneficiary predeceases the original Beneficiary, any remaining benefits will continue to the original Beneficiary's estate. A Beneficiary designation must be made by Notice to Us.

SUSPENSION OR DEFERRAL OF PAYMENTS

SUSPENSION OR DEFERRAL OF PAYMENTS FROM OR WITHIN THE VARIABLE ACCOUNT.  We reserve the right to suspend or postpone payments for a Transfer, Surrender or Withdrawal for any period when:
a.	the New York Stock Exchange is closed (other than customary weekend and holiday closings);
b.	trading on the New York Stock Exchange is restricted;
c.
an emergency exists as a result of which disposal of securities held in the Variable Account is not reasonably practicable or it is not reasonably practicable to determine the value of the Variable Account net assets; or

d.	during any other period when the Securities and Exchange Commission, by order, so permits for the protection of the Owner.

The applicable rules and regulations of the Securities and Exchange Commission will govern as to whether the conditions described in b. and c. exist.

GENERAL PROVISIONS

ENTIRE CONTRACT. This Contract and any attached riders, amendments, endorsements, or elected options constitute the entire Contract.

All statements made by the applicant for the issuance of this Contract shall, in the absence of fraud, be deemed representations and not warranties.

CHANGES TO THIS CONTRACT. Only an authorized Officer of the Company may make or modify any provisions of this Contract. Any such changes or modifications must be provided in a Notice in order to be effective.

CONFORMITY WITH INTERSTATE INSURANCE PRODUCT REGULATION COMMISSION (IIPRC) STANDARDS. This Contract form has been approved under the authority of the IIPRC and is issued under its Standards. Any provision of this Contract that on the provision’s effective date is in conflict with the applicable IIPRC standards in effect for this type of product as of the date the IIPRC approved the provision in this Contract is hereby amended to conform to the applicable IIPRC standards for this product type in effect as of the provision’s effective date.

CONFORMITY WITH FEDERAL LAW. If any provision of this Contract is contrary to any federal law to which it is subject, such provision is amended to conform to that law. This Contract may be modified in order to maintain compliance with applicable provisions or requirements of the Code.

OWNERSHIP. All Owners will be treated as having equal, undivided interests in this Contract, including rights of survivorship. Either Owner, independently of the other, may exercise any Ownership rights in this Contract. The existence of a Joint Owner will not operate to continue this Contract upon the death of the first Owner, unless the Joint Owner is the spouse of the deceased Owner.

You may transfer all rights and privileges of Ownership. On the effective date of transfer, the transferee will become the Owner and will have all the rights and privileges of the Owner.

You may revoke any transfer of Ownership prior to its effective date. Unless provided otherwise, a transfer will not affect the interest of any Beneficiary designated prior to the effective date of the transfer.

A transfer of Ownership, or a revocation of transfer, must be provided in a Notice to Us at Our Administrative Office. When a Notice to transfer or revocation has been received, any allowable change will take effect as of the date the Notice was signed by the Owner, unless otherwise specified by the Owner. The change in Ownership is subject to any payments made or any action taken or allowed by Us before the transfer or the revocation is received by Us. The age of any named Owner on the Contract must be equal to or less than the Maximum Issue Age.

PROOF OF AGE. Payment will be subject to proof of age that We will accept, such as a certified copy of a birth certificate.

EVIDENCE OF SURVIVAL. We may require proof that the Annuitant(s) on whose life (or lives) the annuity payment is based is alive when each payment is due.

ASSIGNMENTS. This Contract may be assigned or transferred. We will not be bound by any assignment unless Notice of the assignment is provided at Our Administrative Office. The effective date of the assignment will be the date it is signed by the Owner unless otherwise specified by the Owner. The change is subject to any payments made or actions taken or allowed by Us before the assignment is received by Us. We will not be responsible for the validity of any assignment.

If this Contract is used with a qualified plan, it will not be assignable or transferable unless allowed under applicable law.

INCONTESTABILITY. This Contract is incontestable from the Contract Date.

MISSTATEMENT OF AGE AND/OR SEX. If the age and/or sex of the Annuitant has been misstated, the amount payable under this Contract will be adjusted to be the amount of income which the actual Purchase Payments paid would have purchased for the correct age and/or sex on the Contract Date. Proof of age may be required at any time, in a form satisfactory to Us.

If We made any overpayments because of misstatement, the dollar amount of any overpayment will be deducted from the current or succeeding annuity payments due under this Contract. The dollar amount of any underpayment made by Us because of misstatement, will be paid in full with the next payment due under this Contract.

Any adjustment for overpayment or underpayment will include interest charged or credited, as applicable, at a rate of 1% per annum.

OWNERSHIP OF THE ASSETS. We will have exclusive and absolute ownership and control of Our assets, including all assets in the Variable Account.

MAXIMUM ISSUE AGE. The Owner and the Annuitant (or both Joint Annuitants, if applicable), when named, must be under the Maximum Issue Age shown on the Contract Specifications.

LOANS. Loans are not permitted under this Contract.

MINIMUM BENEFITS. Any paid-up annuity, Surrender Value or Death Benefit that may be available under this Contract will never be less than the minimum benefits required by Section 7 of the National Association of Insurance Model Variable Annuity Regulation, model #250, or applicable successor provision, as amended. Minimum benefits will be increased to reflect any guaranteed additional amounts credited to this Contract and will be decreased by prior Withdrawals.

PROTECTION AGAINST CREDITORS. As permitted by law, payments under this Contract shall not be subject to levy, attachment or other judicial process.

STATEMENTS. Prior to the Annuity Commencement Date, at least once each Calendar Year, We will furnish a statement to the Owner. The information provided in the statement will be as of a date no more than four months prior to the date of mailing.

The statement will contain at least the following information:
a.	the beginning and ending dates of the current statement period;
b.	the Contract Value at the start and end of the current statement period;
c.	the amounts credited to and deducted from the Contract Value during the current statement period, including Purchase Payments, Withdrawals, or fees and charges;
d.	the number of Accumulation Units credited to a Variable Subaccount and the dollar value of such units; and
e.	the Surrender Value, if any, at the end of the current statement period;
f.	the Death Benefit amount at the end of the statement period.

Additional statements are available upon Request for no additional charge.

ICC21-30070A (C Share contract)